Exhibit 99.1

Progenics Pharmaceuticals, Inc. One World Trade Center 47th Floor, Suite J New York, New York 10007 (646) 975-2500 www.progenics.com

PROGENICS PHARMACEUTICALS ANNOUNCES FIRST QUARTER 2019 FINANCIAL RESULTS AND BUSINESS UPDATE

●	AZEDRA® (iobenguane I 131) U.S. Commercial Launch Advancing with 22 Treatment Requests from Patients Received and 12 Centers Throughout the U.S. are Ready to Treat Patients
●	Phase 2 Trial of 1095 Initiated with Enrollment to Begin 2Q 2019
●	Phase 3 CONDOR Trial of PyLTM Enrolling Ahead of Schedule
●	First Quarter 2019 RELISTOR® Worldwide Net Sales Total $27.7 Million, up 36% over Q1 2018

NEW YORK, NY, May 9, 2019 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) today announced financial results for the first quarter 2019 and provided a business update.

“We are excited to report that the U.S. commercial launch of AZEDRA for the treatment of advanced or metastatic pheochromocytoma and paraganglioma is proceeding well and as expected. We will record our initial AZEDRA revenues in the second quarter,” said Mark Baker, Chief Executive Officer of Progenics.

Mr. Baker continued, “We have also made excellent progress across our PSMA-targeted prostate cancer pipeline designed to find, fight and follow cancer. Today we announced that we have initiated our Phase 2 trial for 1095, our small molecule radiotherapeutic, and will begin actively enrolling patients in this important study this quarter. Our PyL program has been attracting increased interest from treating physicians based on the data highlighting PyL’s clinical utility and potential to improve treatment decision making. Our Phase 3 CONDOR study is enrolling ahead of schedule, with more than 50% of patients now enrolled, and the data presented earlier this week at American Urological Association’s Annual Meeting showcased PyL’s significant diagnostic advantages compared to traditional imaging modalities. We continue to partner with leading organizations worldwide, including Curium, in order to maximize the reach of our prostate cancer imaging agents and address unmet needs in the detection and therapeutic management of prostate cancer. We look forward to building on our positive momentum as we diligently execute our strategy to improve the lives of patients we serve and deliver value for our shareholders.”

First Quarter and Recent Key Business Highlights

AZEDRA (iobenguane I 131) 555 MBq/mL injection for intravenous use, Ultra-orphan Radiotherapeutic

●	U.S. Launch of AZEDRA Progressing with 22 Treatment Requests from Patients Received and 12 Centers Throughout the U.S. are Ready to Treat Patients

AZEDRA is the first and only approved therapy in the U.S. for the treatment of adult and pediatric patients 12 years and older with iobenguane scan positive, unresectable, locally advanced or metastatic pheochromocytoma or paraganglioma who require systemic anticancer therapy. As of today, there are 12 multidisciplinary treatment centers across the U.S. activated for patient treatment and 22 treatment requests have been received and patients have been scheduled for treatment.

Progenics Announces First Quarter 2019 Financial Results	Page 2

●	Pursuing Regulatory Path for Additional Indications for AZEDRA

The Company plans to meet with the U.S. Food and Drug Administration (FDA) in a life cycle management meeting to discuss a trial to support an expanded label for AZEDRA in multiple MIBG-avid tumors. Feedback from an advisory board meeting with leading physicians in February 2019 indicated support for a clinical study to research the use of AZEDRA in multiple MIBG-avid tumor indications, including gastroenteropancreatic neuroendocrine tumors (“GEP-NETS”) and other neuroendocrine tumors (“NETS”) given the high unmet medical need.

●	Upcoming AZEDRA Presentation at ASCO

At the upcoming American Society of Clinical Oncology (ASCO) 2019 Annual Meeting in Chicago, Illinois, the abstract entitled, “Long-term Survival and Safety from a Multi-center, Open-label, Pivotal Phase 2 Study of Iobenguane I 131 in Patients (Pts) with Unresectable, Locally Advanced or Metastatic Pheochromocytoma or Paraganglioma (PPGL)” will be presented in a poster session on June 3, 2019.

Continued Progress Across Entire PSMA-Targeted Prostate Cancer Pipeline

●	Initiated Phase 2 Trial of 1095

Progenics has initiated a Phase 2 trial of 1095 in combination with enzalutamide in chemotherapy-naïve patients with metastatic castration-resistant prostate cancer (mCRPC) and will begin enrolling patients within the quarter. Progenics’1095 is a small molecule radiotherapeutic designed to selectively bind to the extracellular domain of prostate specific membrane antigen (PSMA), a protein that is highly expressed on prostate cancer cells. Based on the early data in this open label study, the Company will evaluate initiating a pivotal trial of 1095 in 2020.

●	Leveraging Investigator-Sponsored Studies to Expand and Advance PyL Development

As part of its PyL development strategy, Progenics is leveraging investigator-sponsored studies to expand clinical experience with the imaging agent and further demonstrate the candidate’s broad potential. Recent data from investigator-sponsored studies presented at the American Urological Association meeting and published in The Journal of Nuclear Medicine reinforce the potential of PyL to detect and monitor prostate cancer and inform treatment decisions. Progenics provides PyL to investigators for clinical research purposes via its PyL Access Program and through other initiatives.

●	Enrollment Ahead of Schedule in Ongoing Phase 3 Trial of PyL

The Company announced in December 2018 that the first patient was dosed in the Phase 3 CONDOR trial evaluating the diagnostic performance and clinical impact of PyL. The Phase 3 CONDOR trial is a multi-center, open label trial that will enroll approximately 200 male patients with biochemical recurrence of prostate cancer in 14 sites in the United States and Canada. Patient enrollment for the trial is ahead of schedule and is expected to be completed in the fourth quarter of 2019. The Company plans to report data in early 2020. An abstract entitled “A Phase 3, Multicenter Study to Assess the Diagnostic Performance and Clinical Impact of 18F-DCFPyL PET/CT in Men with Suspected Recurrence of Prostate Cancer (CONDOR)” will be presented in a poster session at ASCO on June 1, 2019.

●	Curium to Meet with EMA to Advance PyL in Europe

Curium, Progenics’ European PyL partner, has requested a scientific advice meeting with the European Medicines Agency (EMA) to discuss the regulatory path forward for PyL in Europe. Progenics entered into an exclusive license agreement in December 2018 with Curium for the development and commercialization of PyL in Europe in which Progenics would be entitled to royalties on net sales.

RELISTOR, Treatment for Opioid-Induced Constipation (partnered with Bausch Health Companies, Inc.)

●	First Quarter 2019 RELISTOR Worldwide Net Sales of $27.7 Million

The first quarter 2019 worldwide net sales of RELISTOR, as reported by its partner Bausch Health Companies, Inc. (formerly known as Valeant Pharmaceuticals, Inc.), translated to $4.2 million in royalty revenue for Progenics for the quarter, up 36% over the first quarter of 2018.

Progenics Announces First Quarter 2019 Financial Results	Page 3

Leronlimab (PRO 140), Monoclonal Antibody for HIV (owned and developed by CytoDyn, Inc.)

●	CytoDyn Files First of Three Sections of BLA for Leronlimab (PRO 140), an Anti-CCR5 Monoclonal Antibody for HIV Infection; Progenics is Entitled to Royalties and Milestone Payments

CytoDyn announced in March 2019 that it filed its first of three sections of its Biologics License Application (BLA) to the FDA for leronlimab for the treatment of HIV under the Rolling Review process. Leronlimab is a fully humanized, anti-CCR5 monoclonal antibody that Progenics sold to CytoDyn in 2012. Under the terms of the agreement, Progenics is eligible to receive an additional $5.0 million milestone payment upon U.S. or E.U. approval of the sale of the drug, as well as 5% royalty on net sales of the approved product.

First Quarter 2019 Financial Results

First quarter revenue totaled $4.3 million, up from $3.2 million in the first quarter of 2018, reflecting RELISTOR royalty income of $4.2 million compared to $3.1 million in the corresponding period of 2018.

First quarter research and development expenses increased by $4.3 million compared to the corresponding prior year period, resulting primarily from one-time transition costs for the AZEDRA manufacturing site and higher clinical and contract manufacturing costs for PyL. First quarter selling, general and administrative expenses increased by $2.5 million compared to the corresponding prior year period, primarily attributable to higher costs associated with the buildout of the commercial infrastructure to support the launch and distribution of AZEDRA and higher legal expenses. Progenics also recorded non-cash adjustments of $0.9 million in the first quarter 2019, related to changes in the fair value estimate of the contingent consideration liability. For the three months ended March 31, 2019, Progenics recognized interest expense of $1.1 million related to the RELISTOR royalty-backed loan.

Net loss for the first quarter was $18.7 million, or $0.22 per diluted share, compared to net loss of $13.4 million, or $0.19 per diluted share, in the corresponding 2018 period.

Progenics ended the first quarter with cash and cash equivalents of $109.6 million, a decrease of $28.1 million compared to cash and cash equivalents as of December 31, 2018, which includes approximately $10.8 million related to the acquisition, transition and start-up costs of the Somerset manufacturing site for the AZEDRA launch.

Conference Call and Webcast

Progenics will review first quarter 2019 results in a conference call today at 8:30 a.m. EST. To participate, please dial (877) 250-8889 (domestic) or (720) 545-0001 (international) and reference conference ID 5167901. A live webcast will be available in the Media Center of the Progenics website, www.progenics.com, and a replay will be available there for two weeks.

-Financial Tables follow -

Progenics Announces First Quarter 2019 Financial Results	Page 4

PROGENICS PHARMACEUTICALS, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share data)
	For the Three Months Ended March 31,
	2019	2018
	(unaudited)
Revenues:
Royalty income	$4,161	$3,058
Other revenues	120	131
Total revenues	4,281	3,189

Operating expenses:
Research and development	12,392	8,110
Selling, general and administrative	9,224	6,697
Change in contingent consideration liability	900	800
Total operating expenses	22,516	15,607

Operating loss	(18,235)	(12,418)

Other (expense) income:
Interest (expense) income and other income, net	(500)	(1,006)
Total other (expense) income	(500)	(1,006)

Net loss	$(18,735)	$(13,424)

Net loss per share – basic and diluted	$(0.22)	$(0.19)
Weighted average shares outstanding – basic and diluted	84,542	72,517

CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)
	March 31, 2019	December 31, 2018
	(unaudited)	(audited)
Cash and cash equivalents	$109,587	$137,686
Accounts receivable, net	4,935	3,803
Property and equipment, net	6,062	3,944
Intangible assets, net and goodwill	25,498	19,740
Operating right-of-use lease assets	13,293	-
Other assets	4,829	4,324
Total assets	$164,204	$169,497

Current liabilities	$24,446	$23,446
Contingent consideration liability	4,000	3,950
Operating lease liability	14,787	-
Long-term debt, deferred tax and other liabilities	37,596	41,026
Total liabilities	80,829	68,422
Total stockholders’ equity	83,375	101,075
Total liabilities and stockholders’ equity	$164,204	$169,497

Progenics Announces First Quarter 2019 Financial Results	Page 5

Indication

AZEDRA® (iobenguane I 131) is indicated for the treatment of adult and pediatric patients 12 years and older with iobenguane scan positive, unresectable, locally advanced or metastatic pheochromocytoma or paraganglioma who require systemic anticancer therapy.

Important Safety Information

Warnings and Precautions:

●

Risk from Radiation Exposure: AZEDRA contributes to a patient’s overall long-term radiation exposure. Long-term cumulative radiation exposure is associated with an increased risk for cancer. These risks of radiation associated with the use of AZEDRA are greater in pediatric patients than in adults. Minimize radiation exposure to patients, medical personnel, and household contacts during and after treatment with AZEDRA consistent with institutional good radiation safety practices and patient management procedures.

●

Myelosuppression: Among the 88 patients who received a therapeutic dose of AZEDRA, 33% experienced Grade 4 thrombocytopenia, 16% experienced Grade 4 neutropenia, and 7% experienced Grade 4 anemia. Five percent of patients experienced febrile neutropenia. Monitor blood cell counts weekly for up to 12 weeks or until levels return to baseline or the normal range. Withhold and dose reduce AZEDRA as recommended in the prescribing information based on severity of the cytopenia.

●

Secondary myelodysplastic syndrome, leukemia, and other malignancies: Myelodysplastic syndrome (MDS) and acute leukemias were reported in 6.8% of the 88 patients who received a therapeutic dose of AZEDRA. The time to development of MDS or acute leukemia ranged from 12 months to 7 years. Two of the 88 patients developed a non-hematological malignancy.

●

Hypothyroidism: Hypothyroidism was reported in 3.4% of the 88 patients who received a therapeutic dose of AZEDRA. Initiate thyroid-blocking medications starting at least 1 day before and continuing for 10 days after each AZEDRA dose to reduce the risk of hypothyroidism or thyroid neoplasia. Evaluate for clinical evidence of hypothyroidism and measure thyroid-stimulating hormone (TSH) levels prior to initiating AZEDRA and annually thereafter.

●

Elevations in blood pressure: Eleven percent of the 88 patients who received a therapeutic dose of AZEDRA experienced a worsening of pre-existing hypertension defined as an increase in systolic blood pressure to ≥160 mmHg with an increase of 20 mmHg or an increase in diastolic blood pressure to ≥ 100 mmHg with an increase of 10 mmHg. All changes in blood pressure occurred within the first 24 hours post infusion. Monitor blood pressure frequently during the first 24 hours after each therapeutic dose of AZEDRA.

●

Renal toxicity: Of the 88 patients who received a therapeutic dose of AZEDRA, 9% developed renal failure or acute kidney injury and 22% demonstrated a clinically significant decrease in glomerular filtration rate (GFR) measured at 6 or 12 months. Monitor renal function during and after treatment with AZEDRA. Patients with baseline renal impairment may be at greater risk of toxicity; perform more frequent assessments of renal function in patients with mild or moderate impairment. AZEDRA has not been studied in patients with severe renal impairment.

●	Pneumonitis: Fatal pneumonitis occurred 9 weeks after a single dose in one patient in the expanded access program. Monitor patients for signs and symptoms of pneumonitis and treat appropriately.
●

Embryo-fetal toxicity: Based on its mechanism of action, AZEDRA can cause fetal harm. Verify pregnancy status in females of reproductive potential prior to initiating AZEDRA. Advise females and males of reproductive potential of the potential risk to a fetus and to use effective contraception during treatment with AZEDRA and for 7 months after the final dose. Advise males with female partners of reproductive potential to use effective contraception during treatment and for 4 months after the final dose.

Progenics Announces First Quarter 2019 Financial Results	Page 6

●

Risk of infertility: Radiation exposure associated with AZEDRA may cause infertility in males and females. Radiation absorbed by testes and ovaries from the recommended cumulative dose of AZEDRA is within the range where temporary or permanent infertility can be expected following external beam radiotherapy.

Adverse Reactions:

The most common severe (Grade 3–4) adverse reactions observed in AZEDRA clinical trials (≥ 10%) were lymphopenia (78%), neutropenia (59%), thrombocytopenia (50%), fatigue (26%), anemia (24%), increased international normalized ratio (18%), nausea (16%), dizziness (13%), hypertension (11%), and vomiting (10%). Twelve percent of patients discontinued treatment due to adverse reactions (thrombocytopenia, anemia, lymphopenia, nausea and vomiting, multiple hematologic adverse reactions).

Drug Interactions:

Based on the mechanism of action of iobenguane, drugs that reduce catecholamine uptake or that deplete catecholamine stores may interfere with iobenguane uptake into cells and therefore interfere with dosimetry calculations or the efficacy of AZEDRA. These drugs were not permitted in clinical trials that assessed the safety and efficacy of AZEDRA. Discontinue the drugs listed in the prescribing information for at least 5 half-lives before administration of either the dosimetry dose or a therapeutic dose of AZEDRA. Do not administer these drugs until at least 7 days after each AZEDRA dose.

For important risk and use information about AZEDRA, please see Full Prescribing Information.

To report suspected adverse reactions, contact Progenics Pharmaceuticals, Inc. at 844-668-3950 or FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

Reference:

AZEDRA® prescribing information. New York, NY: Progenics Pharmaceuticals, Inc.; 08 2018 and 07 2018.

About RELISTOR®

Progenics has exclusively licensed development and commercialization rights for its first commercial product, RELISTOR, to Bausch Health Companies, Inc. RELISTOR Tablets (450 mg once daily) are approved in the United States for the treatment of opioid-induced constipation (OIC) in patients with chronic non-cancer pain. RELISTOR Subcutaneous Injection (12 mg and 8 mg) is a treatment for OIC approved in the United States and worldwide for patients with advanced illness and chronic non-cancer pain.

IMPORTANT SAFETY INFORMATION - RELISTOR (methylnaltrexone bromide) tablets, for oral use and RELISTOR (methylnaltrexone bromide) injection, for subcutaneous use

RELISTOR tablets and injection are contraindicated in patients with known or suspected gastrointestinal obstruction and patients at increased risk of recurrent obstruction, due to the potential for gastrointestinal perforation.

Cases of gastrointestinal perforation have been reported in adult patients with opioid-induced constipation and advanced illness with conditions that may be associated with localized or diffuse reduction of structural integrity in the wall of the gastrointestinal tract (e.g., peptic ulcer disease, Ogilvie's syndrome, diverticular disease, infiltrative gastrointestinal tract malignancies or peritoneal metastases). Take into account the overall risk-benefit profile when using RELISTOR in patients with these conditions or other conditions which might result in impaired integrity of the gastrointestinal tract wall (e.g., Crohn's disease). Monitor for the development of severe, persistent, or worsening abdominal pain; discontinue RELISTOR in patients who develop this symptom.

Progenics Announces First Quarter 2019 Financial Results	Page 7

If severe or persistent diarrhea occurs during treatment, advise patients to discontinue therapy with RELISTOR and consult their healthcare provider.

Symptoms consistent with opioid withdrawal, including hyperhidrosis, chills, diarrhea, abdominal pain, anxiety, and yawning have occurred in patients treated with RELISTOR. Patients having disruptions to the blood-brain barrier may be at increased risk for opioid withdrawal and/or reduced analgesia and should be monitored for adequacy of analgesia and symptoms of opioid withdrawal.

Avoid concomitant use of RELISTOR with other opioid antagonists because of the potential for additive effects of opioid receptor antagonism and increased risk of opioid withdrawal.

The use of RELISTOR during pregnancy may precipitate opioid withdrawal in a fetus due to the immature fetal blood brain barrier and should be used during pregnancy only if the potential benefit justifies the potential risk to the fetus. Because of the potential for serious adverse reactions, including opioid withdrawal, in breastfed infants, advise women that breastfeeding is not recommended during treatment with RELISTOR. In nursing mothers, a decision should be made to discontinue nursing or discontinue the drug, taking into account the importance of the drug to the mother.

A dosage reduction of RELISTOR tablets and RELISTOR injection is recommended in patients with moderate and severe renal impairment (creatinine clearance less than 60 mL/minute as estimated by Cockcroft-Gault). No dosage adjustment of RELISTOR tablets or RELISTOR injection is needed in patients with mild renal impairment.

A dosage reduction of RELISTOR tablets is recommended in patients with moderate (Child-Pugh Class B) or severe (Child-Pugh Class C) hepatic impairment. No dosage adjustment of RELISTOR tablets is needed in patients with mild hepatic impairment (Child-Pugh Class A). No dosage adjustment of RELISTOR injection is needed for patients with mild or moderate hepatic impairment. In patients with severe hepatic impairment, monitor for methylnaltrexone-related adverse reactions.

In the clinical studies, the most common adverse reactions were:

OIC in adult patients with chronic non-cancer pain

●

RELISTOR tablets (≥ 2% of RELISTOR patients and at a greater incidence than placebo): abdominal pain (14%), diarrhea (5%), headache (4%), abdominal distention (4%), vomiting (3%), hyperhidrosis (3%), anxiety (2%), muscle spasms (2%), rhinorrhea (2%), and chills (2%).

●

RELISTOR injection (≥ 1% of RELISTOR patients and at a greater incidence than placebo): abdominal pain (21%), nausea (9%), diarrhea (6%), hyperhidrosis (6%), hot flush (3%), tremor (1%), and chills (1%).

OIC in adult patients with advanced illness

●	RELISTOR injection (≥ 5% of RELISTOR patients and at a greater incidence than placebo): abdominal pain (29%) flatulence (13%), nausea (12%), dizziness (7%), and diarrhea (6%).

Please see complete Prescribing Information for RELISTOR at www.bauschhealth.com. For more information about RELISTOR, please visit www.RELISTOR.com.

Progenics Announces First Quarter 2019 Financial Results	Page 8

About PROGENICS

Progenics is an oncology company focused on the development and commercialization of innovative targeted medicines and artificial intelligence to find, fight and follow cancer, including: therapeutic agents designed to treat cancer (AZEDRA®, 1095, and PSMA TTC); prostate-specific membrane antigen (“PSMA”) targeted imaging agent for prostate cancer (PyLTM); and imaging analysis technology (aBSI and PSMA AI). Progenics has two commercial products, AZEDRA, for the treatment of patients with unresectable, locally advanced or metastatic pheochromocytoma or paraganglioma (rare neuroendocrine tumors of neural crest origin) who require systemic anticancer therapy; and RELISTOR® (methylnaltrexone bromide) for the treatment of opioid-induced constipation, which is partnered with Bausch Health Companies, Inc.

This press release contains projections and other "forward-looking statements" regarding future events. Statements contained in this communication that refer to Progenics' estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics' current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as "anticipate," "believe," "plan," "could," "should," "estimate," "expect," "forecast," "outlook," "guidance," "intend," "may," "might," "will," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, market acceptance for approved products; the risk that the commercial launch of AZEDRA may not meet revenue and income expectations; the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations; the unpredictability of the duration and results of regulatory review of New Drug Applications (NDA) and Investigational NDAs; the inherent uncertainty of outcomes in the intellectual property disputes such as the dispute with the University of Heidelberg regarding PSMA-617; our ability to successfully develop and commercialize products that incorporate licensed intellectual property; the effectiveness of the efforts of our partners to market and sell products on which we collaborate and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial, regulatory and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on its website, and in its press releases and reports it files with the U.S. Securities and Exchange Commission, including those risk factors included in its Annual Report on Form 10-K for the year ended December 31, 2018, as updated in its subsequent Quarterly Reports on Form 10-Q. Progenics is providing the information in this press release as of its date and, except as expressly required by law, Progenics disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

Additional information concerning Progenics and its business may be available in press releases or other public announcements and public filings made after this release. For more information, please visit www.progenics.com. Information on or accessed through our website or social media sites is not included in the company's SEC filings.

(PGNX-F)

Contact

Melissa Downs

Investor Relations

(646) 975-2533

mdowns@progenics.com

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